Exhibit 3.26.2

RAINBOW NATIONAL SERVICES LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Rainbow National Services LLC (the “Company”) is dated as of August 13, 2004.

Recitals

WHEREAS, The Company is to be formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq., in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE:

Section I

Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement and throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq.,as amended from time to time.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time.

“Capital Account” has the meaning set forth in Section 3.2.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Members. Cash Flow shall be increased by the reduction of any reserve previously established.

“Certificate of Formation” means the Certificate of Formation of the Company to be filed with the Office of the Secretary of State of the State of Delaware in accordance with the Act.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means Rainbow National Services LLC, the limited liability company formed in accordance with this Agreement and upon the filing of the Certificate of Formation.

“Company Assets” means property to be held by Company.

“Delaware Secretary of State” means the Office of the Secretary of State of the State of Delaware.

“Interest” means an Interest Holder’s share of the Profits and Losses of, and the right to receive distributions from the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or an assignee of a Member who has not been admitted to the Company as a Member.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(i) the Member files a voluntary petition of bankruptcy;

(ii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding; and

(iii) within one hundred twenty (120) days any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been discharged, or within ninety (90) days after the appointment of a trustee, receiver, or liquidator for the Member of all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for ninety (90) days or, if the appointment is stayed for ninety (90) days after the expiration of the stay during which period the appointment is not vacated.

“Member” means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company in accordance with the terms of this Agreement.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss, as determined for United States federal income tax purposes.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Voluntary Withdrawal” means a Member’s dissociation with the Company by means other than a Transfer in compliance with this Agreement or an Involuntary Withdrawal.

Section II

Formation and Name; Office; Purpose; Term

2.1. Organization. The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, will cause a Certificate of Formation to be prepared, executed and filed with the office of the Delaware Secretary of State.

2.2. Name of the Company. The name of the Company shall be “Rainbow National Services LLC.” The Company may do business under that name and under any other name or names upon which a majority of the Members agree. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a fictitious name certificate or any other document as required by applicable law.

2.3. Purpose. The Company is organized solely to purchase, acquire, buy, sell, own, trade in, hold, develop, lease, manage, and otherwise deal in and with the Company assets and to do any and all things necessary, convenient, or incidental to that purpose.

2.4. Term. The term of the Company will begin upon the acceptance of the Certificate of Formation by the office of the Delaware Secretary of State and shall continue in existence indefinitely.

2.5. Registered Office. The registered office of the Company in the State of Delaware shall be located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County. The principal office of the Company shall be located at 200 Jericho Quadrangle, Jericho, New York 11753.

2.6. Registered Agent. The name of the Company’s registered agent in the State of Delaware shall be Corporation Service Company, 2711 Centerville Rd, Suite 400, Wilmington, DE 19808, New Castle County.

2.7. Members. The names and business addresses of the members of the Company and each member’s ownership of Interests are set forth on Schedule A attached hereto.

Section III

Capital; Capital Accounts

3.1. Form of Return of Capital. If an Interest Holder is entitled to receive a return of a capital contribution, the Company may distribute cash, notes, property, or a combination thereof to the Interest Holder in return of the capital contribution.

3.2. Capital Accounts. A separate account (“Capital Account”) shall be maintained for each Interest Holder and maintained in accordance with appropriate tax and accounting laws, rules and regulations, as determined by the Members.

3.3. Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member shall agree.

Section IV

Profit, Loss, and Distributions

4.1. Distributions of Cash Flow. Any Cash Flow distributions shall be distributed to the Interest Holders in proportion to their Interests.

4.2. Allocation of Profit or Loss. Profit or Loss for any taxable year shall be allocated to the Interest Holders in proportion to their percentages of ownership.

4.3. Liquidation and Dissolution.

4.3.1. If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the positive balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Section 4.2, if any, and distributions, if any, of cash or property pursuant to Section 4.1.

4.3.2. No Interest Holder shall be obligated to restore a Negative Capital Account.

4.4. General.

4.4.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Board of Directors

4.4.2. The Company Assets may be distributed in kind to the Interest Holders, and those shall be valued on the basis of their fair market value. Whenever it is necessary or desirable to determine the fair market value of the assets of the Company (whether for any purpose under this Agreement or the Act), such fair market value shall be determined by any method selected in good faith by the Board of Directors.

4.4.3. All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to any extraordinary non-recurring items of the Company.

4.4.4. The Members are hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article IV to comply with the Code and the Regulations.

Section V

Management: Rights, Powers, and Duties

5.1. Management of the Company.

5.1.1. Board of Directors. The Members hereby vest the management and operation of the business and affairs of the Company in a Board of Directors (the “Board of Directors”). The Board of Directors shall initially consist of three (3) directors (each, a “Director”), who initially shall be Charles F. Dolan, Thomas C. Dolan and Joshua W. Sapan. The Directors shall be deemed “managers” with respect to the Company within the meaning of Section 18-101(10) of the Act.

5.1.2. Powers. Except as otherwise provided by law or this Agreement, the Board of Directors shall have the right, power, and authority to oversee the business and affairs of the Company and its subsidiaries and to perform all acts and other undertakings that it may in its discretion deem necessary or advisable in furtherance thereof, in each case in accordance with the provisions of this Agreement. Any action taken by the Board of Directors or bona fide agent thereof, to the extent authorized by the Board of Directors, that is not otherwise in violation of applicable law shall constitute the act of, and shall serve to bind, the Company. The Board of Directors may delegate to any officer of the Company elected in accordance with Section 5.1.13 below, any of the powers of the Board of Directors set forth in this Agreement. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

5.1.3. Right to Appoint Directors. The Members shall have the right to appoint the members of the Board of Directors.

5.1.4. Removal of Directors. The Members shall have the right to remove any Director at any time and with or without cause.

5.1.5. Vacancies. Any vacancy on the Board of Directors created by the removal, resignation, incapacity, retirement or death of any Director shall be filled by appointment by the Members.

5.1.6. Meetings of the Board. The Board of Directors may hold meetings, both regular and special, within or without the State of Delaware. Regularly scheduled meetings of the Board of Directors may be held without prior notice, at such time, date and place as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called at any time by any Member or Director upon at least forty-eight (48) hours’ prior notice to the Directors. Any such meeting of the Board of Directors shall be held at such date, time and place as may be stated in the notice of the meeting.

5.1.7. Quorum; Vote Required for Action. The presence of two (2) Directors shall constitute a quorum for the transaction of business. All actions taken by the Board of Directors shall require the affirmative vote of a majority of the Directors then in office.

5.1.8. Adjournment of Meetings. If within a half an hour of the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall be adjourned to the date, time and place as determined by the Directors present. Each Director not present at the meeting shall be notified in writing by the Company of the date, time and place of the adjourned meeting.

5.1.9. Participation in Meetings by Conference Telephone Permitted. Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. All resolutions adopted at any such meeting shall be reduced to writing and included in the minutes of such meeting.

5.1.10. Consent of the Board of Directors in Lieu of Meeting. Any action that may be taken at any meeting of the Board of Directors may be taken without a meeting by unanimous written consent of the Board of Directors.

5.1.11. Waiver of Notice of Meetings of the Board of Directors. Notice of a meeting need not be given to any Director if: (i) action is taken under Section 5.1.9 above; (ii) a written waiver of notice is executed before or after the meeting by such Director; (iii) communication with such Director is unlawful; or (iv) such Director attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purpose of the meeting.

5.1.12. Member’s Consent Rights. The Company may take the following actions only with the written consent of each Member, and all parties hereto agree to use their respective rights and powers to procure so far as they are able that no such act is carried out unless such consent has been given:

(a) any voluntary liquidation, dissolution, bankruptcy or winding up of the Company or any of its subsidiaries;

(b) any merger, consolidation or combination of the Company with, or the sale, lease or transfer of all or substantially all of the Company’s assets to, any other entity;

(c) the acquisition by the Company or any of its subsidiaries of any material business enterprise; and

(d) the issuance of any membership interest, capital stock or other equity interest in the Company or any of the Company’s subsidiaries (other than to the Company); and

(e) the granting of any approval by the Company of a Transfer of Interests.

Unless specifically provided in this Agreement, no consent for the Members is required for any action to be taken by the Company. The Company may borrow money and issue debt securities without the consent of the Members.

5.1.13. Officers. The Board of Directors shall have the power to elect such officers of the Company as it may deem proper. All officers of the Company elected by the Board of Directors shall hold office for such term as may be determined by the Board of Directors or until their respective successors are appointed. Any officer may be removed from office at any time either with or without cause by the Board of Directors. Each officer of the Company shall have such powers and duties as shall be granted by the Board of Directors and are not inconsistent with this Agreement.

5.2. Personal Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Members shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.3. Duties of Parties.

5.3.1. Each Member shall devote such time to the business and affairs of the Company as is necessary to carry out the Member’s duties set forth in this Agreement.

5.3.2. Except as otherwise expressly provided in Section 5.4.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any affiliate of any Member, to conduct any other business or activity whatsoever, and the Member shall not be accountable to the Company or to any Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s affiliates.

5.3.3. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their affiliates.

5.4. Liability and Indemnification.

5.4.1. No Member, director or officer shall be liable, responsible or accountable, in damages or otherwise, to any other Member, Director or Officer or to the Company for any act performed by the Member, director or officer with respect to the Company or its business, except for fraud, willful misconduct or an intentional breach of this Agreement.

5.4.2. The Company shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a member, director or officer of the Company, is or was a member, director, officer, trustee, stockholder, partner, incorporator or liquidator of a subsidiary of the Company, or serves or served at the request of the Company as a member, director, officer, trustee, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Company promptly upon demand by such person, and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Company of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. The rights provided to any person by this Section shall be enforceable against the Company by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a member, director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this Section shall survive the termination of such person as any such member, director, officer, trustee, stockholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Company as a member, director, officer, trustee, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment or termination of this Section shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment or termination.

Section VI

Transfer of Interests and Withdrawals of Members

6.1. Transfers. No Member may Transfer all, or any portion of, or any interest or rights in, the Membership Rights owned by the Member, and no Interest Holder may Transfer all, or any portion of, or any interest or rights in, any Interest. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this

Section 6.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Rights. A person who acquires any Interest in compliance with the provisions of this Agreement shall be admitted as a Member, with all the rights, duties and obligations accompanying such membership pursuant to this Agreement and the Act, immediately upon becoming bound to this Agreement by executing the same or a counterpart hereof.

6.2. Voluntary Withdrawal. No Member shall have the right or power to effect a Voluntary Withdrawal from the Company. Any Member who effectuates a Voluntary Withdrawal in violation of this Agreement shall not be entitled to receive the fair value of the Member’s Interest as of the date of the Voluntary Withdrawal as otherwise provided in Section 18-604 of the Act.

6.3. Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Interest Holder but shall not become a Member. If the Company is continued by vote of the members, the successor Interest Holder shall have all the rights of an Interest Holder but shall not be entitled to receive the fair market value of the Member’s Interest as of the date of the involuntary withdrawal from the Company as otherwise provided in Section 18-604 of the Act.

Section VII

Dissolution, Liquidation, and Termination of the Company

7.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

7.1.1. when the period fixed for its duration in Section 2.4 has expired;

7.1.2. upon the unanimous written agreement of the Members; or

7.1.3. upon the sale of all or substantially all the assets of the Company; or

7.1.4. the entry of a decree of judicial dissolution under 6 Del.C. §18-802.

7.2. Procedure for Winding Up and Dissolution. If the Company is dissolved, the remaining Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders in accordance with Section 4.3.

7.3. Filing of Certificate of Cancellation. Upon the completion of the winding up of the affairs of the Company, the Members shall promptly file a Certificate of Cancellation with the office of the Delaware Secretary of State.

Section VIII

Books, Records, Accounting, and Tax Elections

8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Board of Directors shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2. Books and Records. The Board of Directors shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with generally accepted accounting principles and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours for any purpose related to such Member’s interest as a Member.

8.3. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Board of Directors, subject to the requirements and limitations of the Code.

8.4. Reports. If requested by a Member, within ninety (90) days after the end of the most recent taxable year of the Company, the Board of Directors shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, if requested by an Interest Holder, within ninety (90) days after the end of each taxable year of the Company, the Board of Directors shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year. At the request of any Member, and at the Member’s expense, the Board of Directors shall cause an audit of the Company’s books and records to be prepared by independent accountants for the period requested by the Member.

8.5. Tax Classification. The Members intend that the Company be treated as a disregarded entity (or branch of its sole Member) or, if there is more than one Member, a partnership, and not as an association taxable as a corporation, for U.S. federal, state and local tax purposes; no Member will take any position inconsistent with such treatment (on any tax return or otherwise) without the prior written consent of all of the other Members.

Section IX

General Provisions

9.1. Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Members deem appropriate to comply with the requirements of the Act for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed to an Interest Holder at the Interest Holder’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

9.3. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

9.4. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

9.5. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.6. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.7. Jurisdiction and Venue. The parties to this Agreement consent to the exclusive jurisdiction of the courts of, and the exclusivity of arbitration in, the State of Delaware.

9.8. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

9.9. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

RAINBOW PROGRAMMING HOLDINGS LLC

By:	Rainbow Media Enterprises, Inc.,
Sole Member

By	/s/ Joshua Sapan
	Name:	Joshua Sapan
	Title:	Chief Executive Officer & President

SUBSEQUENTLY ADMITTED MEMBERS:

Name:
Title:

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Title:

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